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                                                                  Exhibit (6)(b)

                                DEALER AGREEMENT


AGREEMENT, made as of this   th day of         , 1998, by and between
Nationwide Advisory Services, Inc. ("Distributor") and                ("Dealer")
whereby Dealer agrees to participate in the distribution of the shares ("Shares") of the series and classes of Nationwide Investing Foundation III as are listed on Exhibit A, as may be amended from time to time, (each a "Fund"). Dealer also agrees to provide distribution and shareholder services to the Funds subject to the following terms and conditions.

1. Dealer Authority. With respect to the distribution and sales of Shares, Dealer shall have no authority to act as agent of a Fund, Distributor or any other dealer in any respect in these transactions. All orders are subject to acceptance by Distributor and become effective only upon confirmation by Distributor, and are subject to acceptance or rejection by Distributor or the Fund in its sole discretion. Dealer shall have no authority to make any representations concerning the Shares of the Fund except such representations as may be contained in the Fund's current prospectus, in its then current Statement of Additional Information (collectively, the prospectuses and Statement of Additional Information for each Fund are the "Prospectus"), and in such other printed information as the Fund or Distributor may subsequently prepare or distribute to Dealer for purposes of selling the Shares, and Dealer shall have no authority to distribute any other sales material relating to the Fund or any of its Shares without the prior written approval of Distributor. Dealer agrees to follow any written guidelines or standards relating to the sale or distribution of the Shares as may be provided to Dealer by Distributor, as well as to follow any applicable rules or regulations affecting the sale or distribution of shares of investment companies offering multiple classes of shares.

2. Sales and Pricing of Shares. Dealer shall offer and sell Shares only at their respective public offering prices, or the net asset values if applicable, in accordance with the terms and conditions of the Prospectus of the Fund(s) whose Shares Dealer offers. An order for the purchase of Shares shall be accepted at the time such order is received by Distributor and at the price next determined unless the order is otherwise rejected in accordance with section 1 above. In addition, Distributor will not accept any order from Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution. Dealer shall place orders for Shares only with Distributor, shall date and time stamp all orders received by Dealer and promptly shall transmit all orders to Distributor in time for processing at the price next determined after receipt of the order by Dealer, in accordance with the Prospectus of the Fund whose Shares are being sold. Dealer shall confirm the transaction with Dealer's customer at the price confirmed in writing by the Distributor. In the event of differences between verbal and written price, confirmations shall be considered final. Prices of the Shares are computed by the Fund in accordance with its Prospectus.

3. Services to be Provided by Dealer. Dealer will maintain records of all sales, redemptions and repurchases of Shares and will furnish the Distributor with such records on request. Dealer will also distribute prospectuses and report to its customers in compliance with applicable
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         legal requirements unless the parties expressly agree that Distributor will do so on Dealer's behalf.

         With respect to shareholder services, Distributor hereby appoints Dealer to render shareholder services to each of the 12b-1 Funds (as defined below). Shareholder services may include, but are not limited to, answering routine client inquiries regarding the 12b-1 Funds; providing information to shareholders on their investments in the 12b-1 Funds; providing personnel and communication equipment used in connection therewith; and providing such other services as Distributor may reasonably request. Dealer shall prepare such quarterly reports for Distributor as shall reasonably be required by Distributor.

4.       Dealer Compensation.

         (a) So long as this Agreement is in effect, on purchases from Distributor of Shares of a Fund sold with a sales charge, Dealer shall receive a discount from the public offering price (a "Dealer Concession") at the specified percentages of the public offering price set forth in those Funds' respective Prospectuses, which are hereby incorporated herein by reference and which may be modified from time to time by the Company.

         Dealer shall not receive any Dealer Concession with respect to certain transactions which are exempt from sales charges and will receive the reduced Dealer Concessions which correspond to the reduced sales charges applicable to certain types of transactions (e.g., transactions involving letters of intent or rights of accumulation), as described more fully in the Prospectus. Dealer shall not share or rebate any portion of such Dealer Concessions or otherwise grant any concessions, discounts or other allowances to any person who is not a broker or dealer actually engaged in the investment banking or securities business and is not a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). Dealer will receive Dealer Concessions as described above on all purchase transactions in shareholder accounts (excluding reinvestment of income dividends and capital gains distributions) for which Dealer is designated as Dealer of Record except where Distributor determines that any such purchase was made with the proceeds of a redemption or repurchase of Shares of a Fund whether or not the transaction constitutes the exercise of the exchange or conversion privilege.

         (b) In addition to the compensation described in Section 4(a) above and subject to any limitations set forth in the NASD's Rules of Conduct, including without limitation Rule 2830, Distributor will pay Dealer, with respect to each of the Funds for which a Distribution Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act"), is in place for such Shares and under which a fee may be paid to broker-dealers for providing distribution or shareholder services ("12b-1 Funds"), a monthly fee computed at the annual rate of up to 0.25% of the average aggregate net asset value of the Shares of such 12b-1 Fund held during the period in accounts for which Dealer provides services as described in Section 3 above; provided, however, that any waiver of such fee by Distributor will apply likewise to



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         Dealer and Distributor is obligated to pay such fee to Dealer only so long as the Distributor is reimbursed by such 12b-1 Funds for such fees.

         If any Shares sold to Dealer under the terms of this Agreement are repurchased by the Fund, or are tendered for redemption, within seven business days after the date of Distributor's confirmation of the original purchase by Dealer, Dealer shall promptly refund to Distributor the full Dealer Concession received by Dealer pursuant to
         Section 4(a) above.

5. Dealer Authorization. Dealer hereby authorizes Distributor to act as its agent in connection with all transactions in shareholder accounts for which Dealer is designated as Dealer of Record. All designations of Dealer of Record and all authorizations of Distributor to act as Dealer's agent shall cease upon the termination of this Agreement or upon the shareholders' instructions to transfer his or her account to another Dealer of Record.

6. Payment for Shares. Payment for all Fund Shares purchased from Distributor by Dealer shall be received by Distributor within three business days after acceptance of Dealer's order. If such payment is not so received by the Distributor, the Distributor and the Fund(s) reserve the right, without notice, to immediately cancel the sale, or, at Distributor's option, to sell the Shares ordered by Dealer back to the Fund in which latter case, Distributor may hold Dealer responsible for any loss, including the loss of profit, suffered by Distributor or by the Fund resulting from Dealer's failure to make payment as described above.

7. Purchase of Shares. Dealer shall purchase Shares of the Fund only through Distributor or from Dealer's customers. If Dealer purchases Shares from Distributor, Dealer agrees that all such purchases shall be made only to cover orders already received by Dealer from its customers, or for Dealer's own bona fide investment without a view to resale. If Dealer purchases Shares from its customers, Dealer agrees to pay such customers the applicable net asset value per share less any contingent deferred sales charge that would be applicable if such Shares were then tendered for redemption in accordance with the applicable Prospectus ("Repurchase Price").

8.       Limitation on Sale of Shares. Dealer shall sell Shares only:

         (a) to Dealer's customers at the prices described in section 2 above; or

         (b) to Distributor as agent for the Fund at the Repurchase Price. In such a sale to Distributor, Dealer may act either as principal for Dealer's own account or as agent for Dealer's customer. If Dealer acts as principal for its own account in purchasing Shares for resale to Distributor, Dealer agrees to pay Dealer's customer not less than nor more than the Repurchase Price which Dealer received from Distributor. If Dealer acts as agent for Dealer's customer in selling Shares to Distributor, Dealer agrees not to charge its customer more than a fair commission for handling the transaction.


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9.       Dealer's Representations and Warranties. Dealer hereby represents and warrants to Distributor that:

         (a) Dealer is willing and possesses the legal authority to provide the services contemplated by this Agreement without violation of applicable laws;

         (b) Dealer is and shall remain throughout the term of this Agreement a member in good standing of the NASD and shall immediately notify Distributor should it cease to be a member of the NASD;

         (c) Dealer is and shall remain throughout the term of this Agreement a broker-dealer duly and properly registered and qualified under all applicable laws, rules and regulations, including, but not limited to, all state and federal securities laws, rules and regulations, as may be necessary or appropriate for Dealer to perform and observe all of its duties, obligations and covenants set forth or contemplated by this Agreement;

         (d) Dealer shall throughout the term of this Agreement comply with the requirements of all applicable laws, rules and regulations, including, but not limited to, federal and state securities laws, the rules, regulations and orders of the Securities and Exchange Commission and the NASD, in performing and observing all of its duties, obligations and covenants set forth or contemplated by this Agreement;

         (e) Dealer shall not withhold placing with Distributor orders received from Dealer's customers so as to profit from such withholding;

         (f) Dealer shall not offer Shares of any Fund in any state where such Shares are not qualified for sale under the Blue Sky Laws and Regulations of such state or where Dealer is not qualified to act as a dealer, except in appropriate circumstances when under state laws and regulations the Share or the sales transactions are exempt from qualification or dealer registration is not required; and

         (g) Dealer shall give Distributor at least 30 days advance written notice of any event which will cause an assignment of this Agreement (as defined in the 1940 Act) by Dealer or its affiliates.

10. Indemnification. Dealer shall indemnify and hold harmless Distributor, its affiliates and the Fund against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and expenses) resulting from (a) any negligence or misfeasance of Dealer or any of its officers, directors, employees or registered representatives; or (b) any violation of any law, rule or regulation or any failure to perform or observe any obligations of Dealer set forth in this Agreement by Dealer or any of its officers, directors, employees or registered representatives.


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11.      Provision of Sales Material. Distributor shall deliver to Dealer without charge reasonable quantities of the Fund's Prospectuses with any supplements thereto currently in effect, copies of current shareholder reports of the Fund, and sales material issued by Distributor from time to time.

12. Rule 12b-1 Agreement; Termination. This Agreement is a related agreement under the Distribution Plan ("Rule 12b-1 Plan"), applicable for the 12b-1 Funds, as adopted pursuant to Rule 12b-1 under the 1940 Act. This Agreement may be terminated as to the payments made by the 12b-1 Funds under the Rule 12b-1 Plan at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Trustees of Nationwide Investing Foundation III ("NIF III") who are not interested persons of NIF III and who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any related agreements to the Rule 12b-1 Plan ("Disinterested Trustees") or by a majority of the outstanding Shares, each with respect to a class of a 12b-1 Fund, upon delivery of written notice thereof to the parties to this Agreement.

         This Agreement will terminate automatically in the event of its assignment as defined in the 1940 Act or upon termination of the Distributer underwriting agreement with the Fund. In addition, either the Distributor or Dealer may terminate this Agreement upon at least 60 days written notice to the other party.

13. Complete Agreement. This Agreement supersedes and cancels any prior agreement with respect to the sale of Shares of the Fund and may be amended at any time and from time to time by written agreement of the parties hereto.

14. Choice of Law. All sales hereunder are to be made, and title to Shares shall pass, in Columbus, Ohio. This Agreement is made in the State of Ohio and shall be interpreted in accordance with the laws of Ohio. Each party represents that the undersigned has authority to act, and to execute this Agreement, on behalf of such party.

15. Notices. All communications and notices to Distributor should be sent to the address below. Any communications or notice to Dealer shall be duly given if mailed or delivered to Dealer at the address specified by Dealer below.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers as of the day and year first written above.


NATIONWIDE ADVISORY SERVICES, INC.        DEALER
Three Nationwide Plaza, 26th Floor        Address:
Columbus, Ohio  43215                              ---------------------------

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By:                                       By:

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